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                                    EXHIBIT 5

                       [Letterhead of The Otto Law Group]



                                December 14, 2004


  Dtomi, Inc.
  950 South Pine Island Road, Suite A150
  Plantation, Florida 33324

         Re: Registration of Common Stock of Dtomi, Inc., a Nevada corporation ("Dtomi")

Ladies and Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 300,000 shares of common stock (the "Shares") to be issued pursuant to a letter agreement dated December 6, 2004, by and between Dtomi and Kevin McKnight (the "McKnight Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the McKnight Agreement and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of Dtomi's common stock.

         We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

                                                     Very truly yours,

                                                     THE OTTO LAW GROUP, PLLC

                                                     /s/ The Otto Law Group